UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/16/2008

O.I. CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-6511

Oklahoma	73-0728053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

151 Graham Road
P.O. Box 9010
College Station, TX 77842
(Address of principal executive offices, including zip code)

(979) 690-1711
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

O.I. Corporation ("we" or "our") today announced that, in light of continued turbulence in the financial markets, it has liquidated all of its investments in preferred stocks and corporate bonds.

At OI, we have been reducing the risk in our investment portfolio for some time and accelerated this process during the second fiscal quarter. Because of extreme market volatility over the past few weeks, we decided to liquidate all of our remaining preferred stock and bond holdings. Liquidation of these holdings resulted in a loss of approximately $750,000 that we will recognize in two approximately equal amounts over our second and third fiscal quarters. This loss is in addition to the $353,000 impairment on certain preferred stock holdings we recorded in the fourth quarter of 2007.

Despite this loss, we continue to maintain significant cash holdings and have no bank debt.   Liquidating these holdings will enable us to focus on product development and operating activities going forward. We expect to file our second quarter earnings information in a timely manner and anticipate improved sales and operating earnings in comparison to last year's second fiscal quarter results.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O.I. CORPORATION

Date: July 18, 2008	By:	/s/ J. Bruce Lancaster
J. Bruce Lancaster
Chief Executive Officer & Chief Financial Officer